Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Burger King Holdings, Inc.:
We consent to the use of our report dated August 31, 2006, with respect to the consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries as of June 30, 2005 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2006 incorporated herein by reference.
/s/ KPMG LLP
July 13, 2007
Miami, Florida
Certified Public Accountants